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                                                                    EXHIBIT 12.1

                      CAPSTAR BROADCASTING PARTNERS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                              THREE MONTHS ENDED
                                                               YEAR ENDED          MARCH 31
                                                              DECEMBER 31,    ------------------
                                                                  1996         1996       1997
                                                              ------------    -------    -------
                                                                    (DOLLARS IN THOUSANDS)
Fixed Charges:
  Interest expense..........................................    $ 5,035       $ 2,452    $ 6,792
  Implicit interest expense in rent.........................        190            48         55
                                                                -------       -------    -------
          Total fixed charges...............................    $ 5,225       $ 2,500    $ 6,847
                                                                =======       =======    =======
Earnings:
  Earnings before provision for income taxes................     (3,756)       (1,409)    (6,827)
  Fixed charges.............................................      5,225         2,500      6,847
                                                                -------       -------    -------
          Earnings, as defined..............................      1,469         1,091         20
                                                                =======       =======    =======
Deficiency of earnings to fixed charges.....................    $ 3,756       $ 1,409    $ 6,827
                                                                =======       =======    =======
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